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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
YM BioSciences Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our audit report dated September 22, 2005, with respect to the consolidated balance sheets of YM BioSciences Inc. as at June 30, 2005 and 2004 and the related consolidated statements of operations and deficit and cash flows for the years ended June 30, 2005, 2004 and 2003 and for the period from August 17, 1994 to June 30, 2005, and Comments by Auditors for United States Readers on Canada-United States Reporting Differences dated September 22, 2005, which reports appear in the Form 6-K dated September 29, 2005 of YM BioSciences Inc. and which are incorporated by reference in the Amended Annual Report on Form 40-F for the year ended June 30, 2005 dated February 3, 2006.

Our audit report dated September 22, 2005 contains emphasis paragraphs that state the (i) the consolidated financial statements give retroactive effect to the change in accounting for stock compensation and variable interest entities as described in note 1 (n) to the consolidated financial statements, and (ii) Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America.

Information relating to the nature and effect of such differences is presented in note 12 to the accompanying consolidated financial statements.

Chartered Accountants

Toronto, Canada
May 23, 2006